Exhibit 10.2

MASTER AGREEMENT

THIS AGREEMENT is dated June 26, 2015 (the “Agreement”)

BETWEEN:

(1)	Fuzhou Yishun Deep-Sea Fishing CO., Ltd., a company incorporated under the laws of China and having its office at Floor #23, North Tower, Huacheng International Building, No. 162 Wusi Road, Fuzhou, PRC 350001 (“Seller”); and

(2)	Pingtan Marine Enterprise Ltd., a company incorporated under the laws of the Cayman Islands and having its office at 18/F, Zhongshan Building A, No. 154 Hudong Road, Fuzhou, PRC 350001 (“Buyer”)(the Seller and the Buyer together, the “Parties”).

WHEREAS:

(A)	The Seller is the sole legal and beneficial owner of each of the Vessels (as defined below).

(B)	The Seller has agreed to sell, and the Buyer has agreed to buy, each of the Vessels.

(C)	The Parties have agreed to enter into this Agreement setting out (a) the terms and conditions on which the Seller shall enter into memoranda of agreement to sell and deliver each of the Vessels to the Buyer and (b) the further terms and conditions on which the Vessels shall be sold and purchased.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement (including the Recitals above):

“Buyer’s Account” means the Buyer’s bank account for which wire instructions are provided in Exhibit A.

“Deposit” shall have the meaning given in Clause 4 (Deposit).

“MOA” means, in relation to a Vessel, the memorandum of agreement to be entered into between the Seller and the Buyer in relation to the sale, purchase and delivery of the relevant Vessel in the form set out in Schedule 2 to this Agreement (together, “MOAs”), as amended, supplemented and varied by the terms of this Agreement.

“Purchase Price” shall have the meaning given in Clause 3. The Purchase Price is set forth in both U.S. Dollars (“USD” or “$”) and Chinese Renminbi (“RMB”) at an exchange rate based on the People’s Bank of China’s middle rate as of June 23, 2015 (1 USD = 6.1119 RMB).

“Seller’s Account” means the Seller’s bank account for which wire instructions are provided in Exhibit B.

“Vessels” means the vessels listed at Schedule 1 to this Agreement.

2.	PURCHASE AND DELIVERY OF VESSELS

2.1	The Seller and Buyer hereby agree that each MOA shall upon execution of this Agreement be deemed entered into and effective on the terms and conditions set out in such MOA, as amended, supplemented and varied as follows:

(a)	the vessel details under each MOA (as are to be set out at lines 4-10 of each MOA) shall be as set out in Schedule 1 to this Agreement;

(b)	the Seller shall (notwithstanding the terms of each relevant MOA) tender a notice of readiness for delivery for each Vessel on the same date, and delivery and acceptance of each Vessel shall occur on a simultaneous basis;

and as otherwise amended, supplemented and varied under the terms of this Agreement (including without limitation Clause 3 below). For the avoidance of doubt, each MOA shall be read and construed subject to the terms and conditions of this Agreement, and in the event of any inconsistency between the terms of this Agreement and the MOAs (or any of them), the terms of this Agreement shall prevail.

3.	PURCHASE PRICE

3.1	The purchase price for the Vessels shall be as follows (the “Purchase Price”):

$18.6 Million (RMB 113,800,000) in [cash consideration] to be paid by Buyer to Seller’s Account per the payment terms set forth in Clause 4.

4.	DEPOSIT

4.1	As security for the correct fulfillment of this Agreement the Buyer shall (i) send a deposit of the amount of the Purchase Price (the “Deposit”) to Seller on or prior to June 26, 2015.

5.	PAYMENT

5.1	Notwithstanding any term(s) of the MOAs, the Purchase Price shall be paid by the Buyer to the Seller as follows:

(a)	In exchange for and always subject to delivery of the Vessels and each of the delivery documents required to be provided by the Seller to the Buyer (or their guaranteed nominee) under Clause 5 of the MOAs (the “Closing”), the Deposit shall be released to the Seller; and

(b)	the balance of the Purchase Price and all other sums payable on delivery by the Buyer to the Seller under this Agreement shall be paid in full free of bank charges to the Seller’s Account upon Closing.

6.	VESSEL NET PROFITS

6.1	During the time period between the Signing and the Closing, the Buyer shall be entitled to 100% of the net profits (the gross profits minus the costs and expenses, including the tax payable all as determined in accordance with us generally accepted accounting principles) reported by each of the Vessels (the “Net Profits”).

6.2	The Net Profits shall be paid by Seller to Buyer on a monthly basis in arrears in full free of bank charges to the Buyer’s Account.

7.	TOTAL LOSS, MAJOR CASUALTY AND FORCE MAJEURE

7.1	Should any Vessel become a total loss as provided in the relevant MOA, the purchase price of such Vessel, as set out in Schedule 1 to this Agreement shall be deducted from the Purchase Price and proportionate part of the Deposit shall be returned to the Buyer upon release of the Deposit amount in accordance with Clause 5.

7.2	Should any Vessel become a total loss as provided in the relevant MOA, this Agreement and the other MOAs shall continue in full force and effect.

7.3	No Party shall be liable if it is delayed or prevented from performing its obligations under this Agreement by Force Majeure. Force Majeure means acts of nature, fire, earthquake, war and political turmoil, and any other event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. When the event of Force Majeure arises, the affected party shall inform the other Parties within 15 business days. The affected party which does not perform the obligations under this Agreement shall be responsible for any damage caused by failure of informing other parties. After the event of Force Majeure is removed, the affected party shall resume performance of this Agreement with its best efforts.

8.	NOMINATION FOR DELIVERY

8.1	The Buyer under each MOA shall have the option (such option to be declared no later than the date hereof ) to nominate a fully guaranteed nominee to receive transfer of title of a Vessel (including execute a protocol of delivery and acceptance), but such nomination shall not in any way whatsoever relieve the Buyer of their primary obligation as the Buyer under this Agreement and under each MOA, including, without limitation, their obligation to take delivery of the Vessel and pay the Purchase Price.

9.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

9.1	The Seller represents and warrants to the Buyer that the Seller has full power and authority to become a party to this Agreement and each MOA, and the Seller has taken all necessary action and has obtained all consents, licences and approvals required in connection with the entry into and performance of this Agreement and each MOA, including, but not limited to, the sale and delivery of the Vessels on the term of this Agreement and each MOA.

9.2	The Buyer represents and warrants to Seller that the Buyer has full power and authority to become a party to this Agreement and each MOA, and the Buyer has taken all necessary action and has obtained all consents, licences and approvals required in connection with the entry into and performance of this Agreement and each MOA, including, but not limited to, the purchase and acceptance of the Vessels on the terms of this Agreement and each MOA.

9.3	The Seller represents and warrants that each Vessel at the time of delivery is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Seller hereby undertakes to indemnify the Buyer against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

9.4	The Seller represents and warrants that each Vessel at the time of delivery has all permits and governmental approvals needed to operate such Vessel and that such permits and approvals can be transferred to Buyer in connection with the transfer of the Vessel to Buyer.

9.5	The Seller represents and warrants that the Vessel is in all material respects fit for the purpose for which it is currently employed and comply with all present laws and regulations applicable for such purpose.

10.	ASSISTANCE WITH REGISTRATION

10.1	The Seller agrees and undertakes with the Buyer to provide the Buyer (or their relevant nominee) with all reasonable assistance required by the Buyer in relation to the re-registration of each of the Vessels under PRC flag in the name of the Buyer (or their nominee).

11.	INDEMNIFICATION AND TERMINATION

11.1	Indemnification

From and after the closing, Seller agrees to pay and to indemnify fully, hold harmless and defend Buyer and its affiliates, and their respective agents, directors, officers, employees, consultants, representatives, successors and assigns from and against any and all damages arising out of, relating to or based upon any breach by Seller of the Agreement or the MOUs, including the breach of any of the representations and warranties contained in Clause 9.

11.2	Buyer’s Default

Should the Deposit not be lodged in accordance with Clause 4 (Deposit), the Seller have the right to cancel this Agreement, and shall be entitled to claim compensation for its losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 5 (Payment), the Seller has the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Seller. If the Deposit does not cover its loss, the Seller shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

11.3	Seller’s Default

Should the Seller materially breach its obligations under this Agreement, including, but not limited to the delivery of a majority of the Vessels, the Buyer shall have the option of cancelling this Agreement and shall be entitled to claim compensation for its losses and for all expenses incurred together with interest. In the event that the Buyer elects to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to Buyer immediately. If the Deposit does not cover Buyer’s loss, the Buyer shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

12.	TAX

12.1	The Seller acknowledges and agrees that notwithstanding any other term of this Agreement and/or the MOAs, the Purchase Price is inclusive of any and all value added, export, sales, income, earnings or other tax and/or duty (or equivalent thereof) payable to PRC taxation authority or other authorities under or in connection with the sale and purchase and/or delivery of the Vessels, in accordance with this Agreement and/or the MOAs.

12.2	The Seller shall indemnify and hold harmless the Buyer (and, if relevant, their nominee) upon their first written demand against any value added, export, sales, income, earnings or other tax and/or duty (or equivalent thereof), charged or imposed by any PRC taxation authority or other authorities on the Buyer (or their nominee) under or in connection with the sale and purchase, or delivery of the Vessels, in accordance with this Agreement and/or the MOAs.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

14.	GOVERNING LAW AND ARBITRATION

14.1	This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

14.2	In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.

IN WITNESS WHEREOF, this Agreement has been duly executed on the date first above written.

By:	/s/ Jun Zhu
for and on behalf of
Fuzhou Yishun Deep-Sea Fishing CO., Ltd.

By:	/s/ Xinrong Zhuo
for and on behalf of
Pingtan Marine Enterprise Ltd.

[Signature Page to Master Agreement]

SCHEDULE 1

VESSELS

SCHEDULE 2

FORM OF MOA

FORM OF MEMORANDUM OF AGREEMENT

Date: June 26, 2015

Fuzhou Yishun Deep-Sea Fishing CO., Ltd., hereinafter called the “Seller”, has agreed to sell, and

Pingtan Marine Enterprise Ltd., hereinafter called the “Buyer”, has agreed to buy:

Name of Vessel: FU YUAN YU 001

IMO Number:

Classification Society:

Class Notation:3500001978030001

Year of Build:1978-3-14                      Builder/Yard: Jin Zhi shipyard

Flag:CHINA             Place of Registration: Fuzhou             GT/NT:495/203

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions:

“Buyer’s Nominated Flag State” means the PRC

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“In writing” or “written” means a letter handed over from the Seller to the Buyer or vice versa, a registered letter, e-mail or telefax.

“Master Agreement” means that certain Master Agreement dated June 26, 2015 entered into by and between the Parties.

“Parties” means the Seller and the Buyer.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

Date: June 26, 2015

Fuzhou Yishun Deep-Sea Fishing CO., Ltd., hereinafter called the “Seller”, has agreed to sell, and

Pingtan Marine Enterprise Ltd., hereinafter called the “Buyer”, has agreed to buy:

Name of Vessel: FU YUAN YU 002

IMO Number:

Classification Society:

Class Notation:3500001978060001

Year of Build:1978-06-06                      Builder/Yard:Xin Xie shipyard

Flag:CHINA             Place of Registration: Fuzhou             GT/NT:491/203

hereinafter called the “Vessel”, on the following terms and conditions:

Definitions:

“Buyer’s Nominated Flag State” means the PRC

“Class” means the class notation referred to above.

“Classification Society” means the Society referred to above.

“In writing” or “written” means a letter handed over from the Seller to the Buyer or vice versa, a registered letter, e-mail or telefax.

“Master Agreement” means that certain Master Agreement dated June 26, 2015 entered into by and between the Parties.

“Parties” means the Seller and the Buyer.

“Purchase Price” means the price for the Vessel as stated in Clause 1 (Purchase Price).

1.	Purchase Price and Payment

The Purchase Price is as set forth in Clause 3 of the Master Agreement and payment of the Purchase Price shall be made in accordance with the terms of Clause 5 of the Master Agreement.

2.	Inspection

(a)	The Buyer has inspected and accepted the Vessel’s classification records and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

3.	Spares, bunkers and other items

The Seller shall deliver the Vessel to the Buyer with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyer’s property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyer’s account. The Seller is not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyer. Unused stores and provisions shall be included in the sale and be taken over by the Buyer without extra payment.

The Buyer shall take over remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay either.

“Inspection” in this Clause 3, shall mean the Buyer’s inspection according to Clause 2 (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

4.	Documentation

(a)	The place of closing: The offices of Buyer at 18/F, Zhongshan Building A, No. 154 Hudong Road, Fuzhou, PRC 350001.

(b)	In exchange for payment of the Purchase Price the Seller shall provide the Buyer with the following delivery documents:

(i)	Evidence that all necessary corporate, shareholder and other action has been taken by the Seller to authorise the execution, delivery and performance of this Agreement;

(i)	A copy of the Seller’s letter to their satellite communication provider cancelling the Vessel’s communications contract which is to be sent immediately after delivery of the Vessel;

(ii)	Any additional documents as may reasonably be required by the competent authorities of the Buyer’s Nominated Flag State for the purpose of registering the Vessel, provided the Buyer notifies the Seller of any such documents as soon as possible after the date of this Agreement; and

(b)	At the time of delivery the Buyer shall provide the Seller with:

(i)	Evidence that all necessary corporate, shareholder and other action has been taken by the Buyer to authorise the execution, delivery and performance of this Agreement; and

(c)	If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)	The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party as soon as possible prior to the Vessel’s intended date of delivery.

(e)	Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Seller shall also hand to the Buyer the classification certificate(s) as well as all drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyer unless the Seller is required to retain same, in which case the Buyer has the right to take copies.

(f)	Other technical documentation which may be in the Seller’s possession shall promptly after delivery be forwarded to the Buyer at their expense, if they so request. The Seller may keep the Vessel’s log books but the Buyer has the right to take copies of same.

(g)	The parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Seller to the Buyer.

5.	Encumbrances

The Seller warrants that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Seller hereby undertakes to indemnify the Buyer against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

6.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyer’s Nominated Flag State shall be for the Buyer’s account, whereas similar charges in connection with the closing of the Seller’s register shall be for the Seller’s account.

7.	Condition on Delivery

The Vessel with everything belonging to her shall be at the Seller’s risk and expense until she is delivered to the Buyer, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation, free of damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation by the Classification Society or the relevant authorities at the time of delivery.

“Inspection” in this Clause 7, shall mean the Buyer’s inspection according to Clause 2 (inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

8.	Name/markings

Upon delivery the Buyer undertakes to change the name of the Vessel and alter funnel markings.

9.	Law and Arbitration

This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.

In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.

10.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyer:

Pingtan Marine Enterprise Ltd.

Attn. Roy Yu and XinrongZhuo

18/F, Zhongshan Building A

No. 154 Hudong Road, Fuzhou

PRC 350001

For the Seller:

Fuzhou Yishun Deep-Sea Fishing CO., Ltd.

Attn. Jun Zhu

Floor #23, North Tower

Huacheng International Building,

No. 162 Wusi Road, Fuzhou,

PRC 350001

The written terms of this Agreement comprise the entire agreement between the Buyer and the Seller in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

For and on behalf of the Seller

/s/ Jun Zhu
Name: Jun Zhu

Title: Legal Representative

For and on behalf of the Buyer

/s/ Xinrong Zhuo
Name: Xinrong Zhuo

Title: CEO

Exhibit A

Buyer’s Account

Exhibit B

Seller’s Account